EXHIBIT 23.1





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-89145, 333-30578, 333-14037, 333-71442, 333-49806, 333-67825, 333-35527,
333-104129, 333-110422, 333-120183 and 33-82894 on Form S-8; No. 333-66934 on
Form S-4; and No. 333-112493 on Form S-3 of BE Aerospace, Inc. of our reports dated March 9, 2005, relating to the financial statements and financial statement schedule of BE Aerospace, Inc. and management's report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of BE Aerospace, Inc. for the year ended
December 31, 2004.


/s/  DELOITTE & TOUCHE LLP


Costa Mesa, California
March 9, 2005